Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

WPCS INTERNATIONAL INCORPORATED

WPCS International Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

1.         The name of the corporation is WPCS International Incorporated.

2.         Resolutions were duly adopted by the Board of Directors of the Corporation setting forth proposed amendment to the Corporation’s certificate of incorporation and declaring such Certificate of Amendment advisable and in the best interests of the Corporation and its stockholders.

3.         The certificate of incorporation of the Corporation is hereby amended by striking Article I in its entirety and replacing it with the following new Article I:

“The name of the corporation is DropCar, Inc. (the “Corporation”).”

4.         The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

5.         The amendment of the certificate of incorporation herein certified shall be effective as of 4:15 PM, Eastern Time, on January 30, 2018.

IN WITNESS WHEREOF, WPCS International Incorporated has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, on January 30, 2018.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	Chief Executive Officer